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November 14, 2001

The Board of Directors
OptiMark Holdings, Inc.
10 Exchange Place, 24th Floor
Jersey City, New Jersey 07302

Re:         OptiMark Holdings, Inc. - Registration Statement on Form S-8

Dear Sirs:

We have acted as counsel for OptiMark Holdings, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 being filed on the date hereof (the “Registration Statement”) relating to 7,400,000 shares (the “Shares”) of Series F Preferred Stock, par value $.01 per share (the “Series F Preferred Stock”), of the Company which may be issued pursuant to the OptiMark Holdings, Inc. 2001 Series F Preferred Stock Plan, (the “Option Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Certificate of Incorporation of the Company, as amended, in the form filed as Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (Registration No. 000-30527); (b) the By-laws of the Company in the form filed as Exhibit 3.2 to the Company’s Registration Statement on Form 10/A-1 (Registration No. 000-30527); (c) resolutions adopted by unanimous written consent of the Board of Directors of the Company dated October 4, 2001 in lieu of a meeting, certified by the Secretary of the Company; (d) minutes of the special meeting of shareholders of the Company held November 13, 2001, certified by the Secretary of the Company; (e) the Registration Statement; and (f) the Option Plan.

Based upon the foregoing and assuming that the purchase price of the Shares issued pursuant to the Option Plan will not be less than the par value of the Shares, we are of the opinion that the Shares will, upon issuance in accordance with the provisions of the Option Plan subsequent to the exercise of options granted under the Option Plan or the expiration of restrictions on restricted shares awarded under the Option Plan, be validly issued, fully paid and nonassessable.

The opinion contained herein is limited in that no opinion is expressed other than as to the General Corporation Law of the State of Delaware.

The Board of Directors OptiMark Holdings, Inc.	-2-	November 14, 2001

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under “Legality” in the Prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ CUMMINGS & LOCKWOOD